Exhibit 4.32.2

Additional Agreement No. 2

to Contract on Connection of Telecommunication Networks No. 1 dated August 01, 2003 between OAO Rostelecom and OJSC STC

as amended by the Agreement dated January 01, 2006

Moscow	March 20, 2007

Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by OAO Rostelecom General Director Dmitry Yevgenievich Yerokhin, authorized to act by the Charter, on the one part, and Southern Telecommunications Company, Open Joint-Stock Company, hereinafter referred to as the “Operator”, represented by General Director Aleksandr Vladimirovich Andreyev, authorized to act by the Charter, on the other part hereinafter collectively referred to as the “Parties”, and severally, as “Party”, have entered into this Additional Agreement (hereinafter, “the Agreement”) on the incorporation of the below-listed amendments to the Contract on Network Connection No. 1 dated August 01, 2003 as amended by the Agreement dated January 01, 2006 (hereinafter, “the Contract”), as follows:

1.               Clause marked as 1.12 shall be added to the Contract:

“1.12 “Service of zone termination of call to a mobile telecommunication network”  shall mean the Operator’s activity aimed at ensuring traffic admission from the point of connection to the Rostelecom network to user (terminal) equipment connected to a mobile telecommunication network which is not identifiable geographically within the territory of the Russian Federation and using the numbering capacity of the numbering zone which is not identifiable geographically, of another telecommunication operator”.

2.               Clause 1.12 of the Contract shall be marked as Clause 1.13 and amended as follows:

“1.13              “Traffic admission Services” shall mean the services of zone termination of call to the Associated Operator’s network; zone termination of call to the Operator’s network; zone initiation of call from the Operator’s network; zone initiation of call from the Associated Operator’s network and the Service of zone termination of call to he mobile telecommunication network in the course of long-distance and international telecommunications provided by Rostelecom to the Users”.

3.               Clause 6.1.2 of the Contract shall be amended as follows:

“6.1.2. In the course of rendering of Traffic Admission Services including admission of traffic to codes 80X 100, 80X 200, 80X X1X2X3, (where X1X2X3 means the code of the ISS Operator connected to the Rostelecom network) tariffing is performed per second starting from the 1st second following the answer of the user being called or equipment the answer signal of which is deemed equal to a user’s answer, until the disconnection of the user calling or being called or equipment the answer signal of which is deemed equal to a user’s answer. Traffic passed through shall be approximated in the direction of the bigger figure to full minutes of the total volume of traffic during the Reporting period for each type of Traffic Admission Services.

4.                    Clauses 6.1.3 and 6.1.4 of the Contract to be deleted.

5.                    Clause 6.6.2 of the Contract shall be amended with a subparagraph as follows:

e) on the volumes of Services rendered for zone termination of call to the mobile telecommunication network”.

6.                    Clause 6.7.1 of the Contract shall be amended with a subparagraph as follows:

“e) for Services rendered for zone termination of call to the mobile telecommunication network”.

7.                    Clause 1.1 of Appendix No. 1 to the Contract shall be amended as follows:

1.1. Traffic admission Services rendered by the Operator:

		Billing rate, rouble/min
No.	Description of the service	ABC =844	ABC =847	ABC =851	ABC =861	ABC =862	ABC =863	ABC =865	ABC =866	ABC =867	ABC =877	ABC =878	ABC =879
1	Zone initiation of call from the Operator’s network*	0.71	0.71	0.71	0.71	0.71	0.71	0.71	0.71	0.71	0.71	0.71	0.71
2	Zone termination of call to the Operator’s network	0.71	0.71	0.71	0.71	0.71	0.71	0.71	0.71	0.71	0.71	0.71	0.71
3	Zone termination of call to the network of the Associated Operator	0.71	0.71	0.71	0.71	0.71	0.71	0.71	0.71	0.71	0.71	0.71	0.71
4	Zone initiation of call from the network of the Associated Operator	0.71	0.71	0.71	0.71	0.71	0.71	0.71	0.71	0.71	0.71	0.71	0.71
5	Service of zone termination of call to the mobile telecommunication network	1.44	1.44	1.44	1.44	1.44	1.44	1.44	1.44	1.44	1.44	1.44	1.44

».

8.          Item 1) of Note of Appendix No. 1 to the Contract shall be amended as follows:

«

1) In the course of settlement for Service rendered for zone initiation of call from the Operator’s network, in addition to the accounting rate a compensation charge shall be levied which charge is established by the Federal Tariff Service (FTS of Russia) as from January 01, 2006 in the amount of 0.64 rubles per minute (Order of FTS of Russia No. 731-с/5 dated December 20, 2005), and a compensation charge established as from February 01, 2007 in the amount of 0.53 rubles per minute (Order of FTS of Russia No. 263-с/4 dated November 14, 2006)

».

9.               Appendix No. 4 to the Contract shall be set forth as follows:

Appendix No. 4

to Contract on Telecommunication Network Connection No.1 dated August 01, 2003

as amended by Agreement No.     dated January 01, 2006

Traffic Admission Services Report Form

Form on OKUD	0322005
Contractor, legal address, contact phone, fax. OKPO
Customer, legal address, contact phone, fax. OKPO

Type of Activity per OKDP
Operation type

Services Report No.             dt.            200

 to Contract on Connection No.1 dated August 01, 2003

for              month

This Report is concluded between Rostelecom, Open Joint-Stock Company for Long-distance and International Telecommunications, hereinafter Rostelecom, represented by                                      , authorized to act by                            , on one part, on one part, and Open Joint-Stock Company Southern Telecommunications Company, hereinafter, «Operator», represented by                                , authorized to act by                               , on the other part, indicating that the following Traffic Admission Services have been rendered by the Operator to Rostelecom:

Ref. No.	Description of the service	Measurement unit	Number	Service Tariff, roubles/pcs	Service Cost net VAT, roubles	VAT, roubles	Service Cost inc. VAT, roubles
1	2	3	4	5	6	7	8
1	Zone initiation of call from the Operator’s network
2	Zone initiation of call from the network of the Associated Operator
3	Zone termination of call to the Operator’s network
4	Zone termination of call to the network of the Associated Operator
6	Service of zone termination of call to the mobile telecommunication network
Total

The rendered services cost aggregated                  , including VAT                 .

The services were presented properly and according to Contract terms.

Note:

The Parties shall sign the Services Report on each Operator’s affiliate providing services and Consolidated Report on Services rendered in general by the Operator

For Rostelecom: OAO Rostelecom 200 Seal here	For Operator: OJSC STC 200 Seal here

».

10.                  Clause 5 of Appendix No. 5 to the Contract shall be amended with a subparagraph as follows:

“ e) on the volumes of Services rendered for zone termination of call to the mobile telecommunication network”.

11.             All terms used in this Agreement have a meaning, fixed for them in the Contract.

12.             All the rest, not indicated in this Agreement, is subject to the provisions of the Contract.

13.             The agreement is issued in the Russian language in two original counterparts, one for each Party.

14.             The Agreement shall become effective as of its date and shall remain in effect until the expiry of the Contract on connection of telecommunication networks No. 1 dated August 01, 2003 as amended by an Agreement on January 01, 2006.  The Parties recognize that the terms and conditions of their Agreement shall apply to their relationships arising as from July 01, 2006.

15.                  Details and Signatures of the Parties

OAO Rostelecom: Legal address: 15, Dostoyevsky st., Saint Petersburg 191002 General Director D.Ye. Yerokhin Seal here	OJSC STC: Legal address: 66, Karasynskaya st., Krasnodar 350000 General Director A. V. Andreyev Seal here